AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
                                RIGHTS AGREEMENT


     This Agreement of Substitution and Amendment is entered into as of the 1st day of September, 2004 by and between Cytogen Corporation, a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, a New York banking corporation ("AST").

                                    RECITALS

A. On or about October 19, 1998, the Company entered into an Amended and Restated Rights Agreement (the "Rights Agreement") with Mellon Investor Services LLC, formerly ChaseMellon Shareholder Services, L.L.C. (the "Predecessor Agent") as rights agent.

B. The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

                                    AGREEMENT

     NOW   THEREFORE,   in   consideration   of  the   foregoing  and  of  other
consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

2. The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3. AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

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4.   From and after the effective date hereof,  each and every  reference in the
     Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

5. Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

          If to the Company:

          Cytogen Corporation
          650 College Road East, Suite 3100
          Princeton, NJ 08540
          Attn:  Donald L. Novajosky, Esq.

          If to AST:

          American Stock Transfer & Trust Company
          59 Maiden Lane
          New York, NY 10038
          Attention:  Corporate Trust Department

6. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

7. This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

                                 * * * * * * * *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.


CYTOGEN CORPORATION                         AMERICAN STOCK TRANSFER
                                            & TRUST COMPANY



/s/ Michael D. Becker                       /s/ Herbert J. Lemmer
-------------------------------------       ------------------------------------
Michael D. Becker,                          Herbert J. Lemmer,
President and Chief Executive Officer       Vice President